                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th and Cherry Streets
                             Philadelphia, PA 19103
                               Phone: 215-988-2700
                             Facsimile:215-988-2757


                                                                 Exhibit (i)(11)


                                January 31, 2000






Goldman Sachs Trust
4900 Sears Tower
Chicago, IL  60606

RE: Financial Square Prime Obligations Fund, Money Market Fund, Treasury Obligations Fund, Treasury Instruments Fund, Government Fund, Federal Fund and Tax-Free Money Market Fund of Goldman Sachs Trust
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Ladies and Gentlemen:

     We have acted as counsel for Goldman Sachs Trust, a Delaware business trust (the "Trust"), in connection with the registration under the Securities Act of 1933 of a new class of shares of beneficial interest representing interests in seven series, or funds, of the Trust. The seven series are the Financial Square Prime Obligations Fund, Money Market Fund, Treasury Obligations Fund, Treasury Instruments Fund, Government Fund, Federal Fund and Tax-Free Money Market Fund. The new class of shares is FST Select Shares. The Trust is authorized to issue an unlimited number of FST Select Shares of each series (hereinafter referred to as the "Shares").

     We have reviewed the Trust's Declaration of Trust, its by-laws, resolutions adopted by its Board of Trustees, and have considered such other legal and factual matters as we have deemed appropriate.

     This opinion is based exclusively on the Delaware Business Trust Act and the federal law of the United States of America.

     Based on the foregoing, we are of the opinion that the Shares, when issued against payment therefor as described in the Trust's prospectuses relating thereto, will be legally issued, fully paid and non-assessable by the Trust, and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also trustees of the Trust). Pursuant to Section 2 of Article VIII of the Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of a particular series or class, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing share ownership (or by both means).

Goldman Sachs Trust
January 31, 2000
Page 2


         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of a Post-Effective Amendment to the Registration Statement of the Trust. Expect as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

                                            Very truly yours,



                                           /s/ DRINKER BIDDLE & REATH LLP
                                           DRINKER BIDDLE & REATH LLP
GM/sdj